CIGNA  CORPORATION                                                    EXHIBIT 12
COMPUTATION  OF  RATIO  OF  EARNINGS  TO  FIXED  CHARGES
(Dollars in millions)

                                                            Nine Months Ended
                                                               September 30,
                                                            1999         1998
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Income from continuing operations before income taxes      $  774      $1,480
                                                           -------     -------

Fixed charges included in income:
    Interest expense                                           89          97
    Interest portion of rental expense                         39          49
                                                           -------     -------

Total fixed charges included in income                        128         146

Minority interest                                              16          --
                                                           -------     -------

Income available for fixed charges                         $  918      $1,626
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RATIO OF EARNINGS TO FIXED CHARGES                            7.2        11.1
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